Exhibit 99.(d)(6)

INVESTMENT ADVISORY AGREEMENT

FOR

OAKMARK INTERNATIONAL SMALL CAP FUND

HARRIS ASSOCIATES INVESTMENT TRUST, a Massachusetts business trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end diversified management investment company (the “Trust”), and HARRIS ASSOCIATES L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (the “Adviser”), agree as follows:

1.            Appointment of the Adviser. The Trust appoints the Adviser to act as manager and investment adviser to Oakmark International Small Cap Fund (the “Fund”), a series of the Trust, for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.            Services of the Adviser.

(a)                The Adviser shall manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Trust (the “Board” or “Trustees”), for the period and on the terms set forth in this agreement. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), bylaws and registration statements under the 1940 Act and the Securities Act of 1933 (the “1933 Act”), and to the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Trust as a regulated investment company. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Fund in any way.

(b)                The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser, although the Fund will pay the actual brokerage commissions on portfolio transactions in accordance with Paragraph 5. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available for any transaction. The Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).

(c)                To the extent contemplated by the Trust’s registration statement under the 1933 Act, in evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and subject to seeking the most favorable combination of net price and execution available, the Adviser may consider sales of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

3.            Services Other than as the Adviser. The Adviser (or an affiliate of the Adviser) may act as broker for the Trust in connection with the purchase or sale of securities by or to the Trust if and to the extent permitted by procedures adopted from time to time by the Board. Such brokerage services are not within the scope of the duties of the Adviser under this agreement, and, within the limits permitted by law and the Board, the Adviser (or an affiliate of the Adviser) may receive brokerage commissions, fees or other remuneration from the Trust for such services in addition to its fee for services as Adviser. Within the limits permitted by law, the Adviser may receive compensation from the Trust for other services performed by or for the Trust which are not within the scope of the duties of the Adviser under this agreement.

4.            Expenses to be Paid by the Adviser. The Adviser shall furnish to the Trust, at its own expense, such office space and all office facilities, equipment and personnel necessary to render the services set forth in Paragraph 2 above. The Adviser shall also assume and pay all expenses incurred by it related to the placement of securities orders, and all expenses of marketing shares of the Trust.

5.            Expenses to be Paid by the Trust. The Trust shall pay all expenses not expressly assumed by the Adviser, including but not limited to: all charges of depositories, custodians and other agencies for the safekeeping and servicing of its cash, securities and other property and of its transfer agents, fund accounting agents, registrars and its dividend disbursing and redemption agents, if any; all charges of legal counsel and of independent auditors; all compensation of Trustees other than those affiliated with the Adviser and all expenses incurred in connection with their services to the Trust; all costs of borrowing money; all expenses of publication of notices and reports to its shareholders and to governmental bodies or regulatory agencies; all expenses of proxy solicitations of the Trust or the Board with respect to the Fund; all expenses of shareholder meetings; all expenses of typesetting of the Fund’s registration statement and of printing and mailing copies of the registration statement furnished to each then-existing shareholder or beneficial owner; all taxes and fees payable to federal, state or other governmental agencies, domestic or foreign; all stamp or other transfer taxes; all expenses of printing and mailing certificates for shares of the Trust; all expenses of bond and insurance coverage required by law or deemed advisable by the Board; all expenses of maintaining the registration of shares of the Trust under the 1933 Act and of qualifying and maintaining qualification of shares of the Trust under the securities laws of such United States jurisdictions as the Trust may from time to time reasonably designate and all expenses of maintaining the registration of the Trust under the 1940 Act; and all fees, dues and other expenses related to membership of the Trust in any trade association or other investment company organization. In addition to the payment of expenses, the Trust shall also pay all brokers’ commissions and other charges relating to the purchase and sale of portfolio securities.

6.            Compensation of the Adviser. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay out of Fund assets to the Adviser a monthly fee, based on the Fee Schedule in Appendix A to this agreement. The fee for a month shall be paid as soon as practicable after the last day of that month. The fee payable hereunder shall be reduced proportionately during any month in which this agreement is not in effect for the entire month.

7.            Limitation of Expenses of the Fund. The total expenses of the Fund, exclusive of taxes, interest and extraordinary litigation expenses, but including fees paid to the Adviser, shall not in any fiscal year of the Trust exceed the most restrictive limits prescribed by any state in which Fund shares are then being offered for sale, and the Adviser agrees to reimburse the Fund for any sums expended for such expenses in excess of that amount. Brokers’ commissions and other charges relating to the purchase and sale of portfolio securities shall not be regarded as expenses.

8.            Services of the Adviser Not Exclusive. The services of the Adviser to the Trust hereunder are not exclusive, and the Adviser shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

9.            Liability of the Adviser. The Adviser shall not be liable to the Trust or its shareholders for any loss suffered by the Trust or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the partners, employees or agents of the Adviser, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of its obligations and duties under this agreement.

10.          Liability of the Trust. The obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust.

11.          Use of the Adviser’s Name. The Trust may use the name “Harris Associates Investment Trust,” or any other name derived from the name “Harris Associates,” and the name “Oakmark” only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will (by amendment of its Declaration of Trust, if necessary) cease to use any name derived from the name “Harris Associates,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser, or with any organization which shall have succeeded to the business of the Adviser as investment adviser, and shall cease to use the name “Oakmark” or any name derived from the name “Oakmark.” The consent of the Adviser to the use of such names by the Trust shall not prevent the Adviser from permitting any other enterprise, including another investment company, to use such name or names.

12.          Duration and Renewal.

(a)                Unless terminated as provided in Paragraph 13, this agreement shall continue in effect until October 31, 2021, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those Trustees who are not interested persons of the Trust or of the Adviser, and (b) by either the Board or a vote of the holders of a majority of the outstanding shares of the Fund (which term as used throughout this agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in Section 2(a)(42) of the 1940 Act).

(b)                Any approval of this agreement by the holders of a majority of the outstanding shares of the Fund shall be effective to continue this agreement notwithstanding that it has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

13.          Termination. This agreement may be terminated at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days’ written notice to the Adviser. This agreement may be terminated by the Adviser at any time upon 60 days’ written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

14.          Amendment. This agreement may not be amended without the affirmative vote (a) of a majority of those Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust and (b) of the holders of a majority of the outstanding shares of the Fund.

15.          Privacy of Nonpublic Personal Information. The Adviser shall not disclose or use “nonpublic personal information” (as defined in Rule 3(t) of Regulation S-P, adopted by the Securities and Exchange Commission), except as necessary to carry out the purposes for which the Trust disclosed such information to the Adviser, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

Dated: November 1, 2020

HARRIS ASSOCIATES INVESTMENT TRUST

By:	/s/ Rana J. Wright
Rana J. Wright, Vice President, Secretary and Chief Legal Officer

HARRIS ASSOCIATES L.P.
by Harris Associates, Inc.,
its General Partner

By:	/s/ Kristi L. Rowsell
Kristi L. Rowsell, President

Appendix A

INVESTMENT ADVISORY AGREEMENT
FOR
OAKMARK INTERNATIONAL SMALL CAP FUND

FEE SCHEDULE

The Trust shall pay out of Fund assets to the Adviser a monthly fee, based on the Fund’s net assets as of the last business day of the preceding month, at the annual rate of 1.25% on the first $500 million, 1.10% from $500 million - $1.5 billion, 1.05% from $1.5 - 3.5 billion, 1.025% from $3.5 - 5.0 billion and 1.00% in excess of $5.0 billion.

Dated: November 1, 2020